Contact: Jack Lowry
Vice President of Finance and CFO
734 414-6100

PERCEPTRON ANNOUNCES SECOND QUARTER RESULTS FOR FISCAL YEAR 2010

Plymouth, Michigan, February 10, 2010 – Perceptron, Inc. (NASDAQ: PRCP) today announced net sales of $11.8 million and a net loss of $414,000, or $0.05 per diluted share, for its second quarter of fiscal year 2010 that ended December 31, 2009.  This compares with sales of $19.9 million and net income of $1.1 million, or $0.12 per diluted share, for the quarter ended December 31, 2008.  For the first six months of fiscal year 2010, net sales were $22.6 million with a net loss of $1.2 million, or $0.14 per diluted share.  This compares with sales of $39.1 million with net income of $1.1 million, or $0.12 per diluted share, for the six months ended December 31, 2008.  Compared to the first quarter of fiscal 2010, the second quarter’s net sales improved by 8.7% and the net loss was reduced by approximately 50%.

“Our second quarter financial results continued to improve over recent quarters,” reported Jack Lowry, Perceptron’s Chief Financial Officer.  “Our bookings and backlog were the best we have experienced in more than a year.  We have continued to keep our costs low and benefit from the restructuring actions we implemented in fiscal year 2009. We continue to face difficult comparisons with the second quarter and first six months of fiscal 2009 however, because we did not experience the significant weakness that affected the automotive industry until the second half of fiscal 2009.”

Perceptron reports its financial information in two segments – the Industrial Business Unit (IBU) and Commercial Products Business Unit (CBU).  Segment information on sales, bookings and backlog for the second quarter and the first six months of fiscal years 2010 and 2009 is provided in the tables below:

Sales By Segment	Second Quarter Ending December 31			Six Months Ending December 31
(all numbers in millions)	Fiscal 2010	Fiscal 2009	Change	Fiscal 2010	Fiscal 2009	Change
IBU	$9.9	$12.0	$(2.1)	$18.0	$23.1	$(5.1)
CBU	1.9	7.9	(6.0)	4.6	16.0	(11.4)
Total Sales	$11.8	$19.9	$(8.1)	$22.6	$39.1	$(16.5)

Sales in the second quarter of fiscal year 2010 increased over sales in the first quarter of fiscal 2010 and the fourth quarter of fiscal year 2009.  The source of the recent increases was IBU, which had its highest quarterly sales since the second quarter of fiscal year 2009.

Sales in the second quarter of fiscal year 2010 decreased by $8.1 million, or 40.7%, compared to the second quarter of fiscal year 2009.  The $2.1 million, or 17.5%, decrease in IBU sales was primarily due to decreased sales of automated systems products and to a lesser extent, lower technology component sales.  CBU sales decreased by $6.0 million, or 75.9%.  The decrease was primarily due to relatively high sales last year related to the newly introduced Snap-on BK5500 product and the Ridge microEXPLORER™ Digital Inspection Camera.  The poor state of the broader economy also impacted fiscal 2010.

Total sales for the first six months of fiscal year 2010 decreased by $16.5 million, or 42.2%, compared to the first six months of fiscal year 2009.  The $5.1 million, or 22.1%, decrease in IBU sales was primarily due to the reasons described for the second quarter.  CBU sales decreased by $11.4 million, or 71.3%, compared to the first six months of fiscal 2009 for the same reasons described for the second quarter.

47827 Halyard Drive • Plymouth, Michigan 48170 • Phone 734-414-6100 • Fax 734-414-4700

February 10, 2010
Perceptron Announces Second Quarter Results For Fiscal Year 2010

Bookings By Segment	Second Quarter Ending December 31			Six Months Ending December 31
(all numbers in millions)	Fiscal 2010	Fiscal 2009	Change	Fiscal 2010	Fiscal 2009	Change
IBU	$12.0	$8.8	$3.2	$20.1	$21.7	$(1.6)
CBU	2.7	3.6	(0.9)	4.4	11.1	(6.7)
Total Bookings	$14.7	$12.4	$2.3	$24.5	32.8	$(8.3)
Note: the level of new order bookings fluctuates from quarter to quarter and is not necessarily indicative of the future operating performance of the Company.

Overall, second quarter bookings increased by $2.3 million, or 18.5%, compared to the second quarter of fiscal year 2009.  The increase in IBU bookings was primarily due to higher automated systems products bookings.  IBU’s bookings increased by approximately $4.0 million, or 50%, compared to the first quarter of fiscal year 2010.  Bookings increased in all three geographic regions with Europe and Asia having the largest percentage increases.  The $900,000 decrease in CBU compared to fiscal 2009 was principally due to lower booking levels related to the general decline in the economy between the periods.  CBU’s bookings increased by $900,000, or 50%, however, compared to the first quarter of fiscal year 2010.

The $1.6 million, or 7.4%, decrease in new order bookings for IBU in the first six months of fiscal year 2010 was entirely due to the low bookings level in the first quarter.  Bookings in the first quarter of fiscal 2010 were greatly impacted by the significant declines in the automotive industry during the past year.  The decrease in new order bookings in CBU during the first half of fiscal 2010 was due to higher bookings in fiscal 2009 from the introduction of the Snap-on BK5500 and the Ridge microEXPLORER™ Digital Inspection Camera that occurred in that period.

Backlog By Segment	Second quarter Ending December 31
(all numbers in millions)	Fiscal 2010	Fiscal 2009	Change
IBU	$17.6	$17.1	$0.5
CBU	1.8	2.0	(0.2)
Total Backlog	$19.4	$19.1	$0.3
Note: the level of backlog at any particular point in time is not necessarily indicative of the future operating performance of the Company.

The Company’s backlog on December 31, 2009 increased by $300,000, or 1.6%, from the backlog on December 31, 2008.  The IBU backlog at December 31, 2009 improved by $500,000 over the backlog from a year earlier, and has been increasing since the end of the third quarter of fiscal 2009.  There was no significant change in the CBU backlog from the year earlier period.  Compared with the first quarter of fiscal year 2010, total backlogs rose 17.6%.

Gross profit was $4.8 million in the second quarter of fiscal year 2010 compared to $7.6 million in the same period of fiscal 2009 due to substantially lower sales.  The gross profit margin percentage this quarter was 40.9% compared to 38.5% in the second quarter of fiscal year 2009, and 36.3% last quarter.  The gross profit margin percentage was higher this quarter, despite lower sales, primarily due to lower costs resulting from the Company’s cost reduction efforts undertaken in the second half of fiscal 2009.

Gross profit was $8.7 million, or 38.7% of sales, in the first half of fiscal year 2010, compared to $14.4 million, or 36.9% of sales in the first half of fiscal year 2009.  The increase in the gross profit margin percentage for the six month period was also primarily due to the result of the cost reduction actions taken by the Company in the second half of fiscal 2009 and to a lesser degree from the mix of sales between the IBU and CBU segments.

The effect of the stronger Euro in the first half of fiscal 2010 compared to the prior year increased gross profit by approximately $170,000.  Also contributing to the lower margin in fiscal 2009 period was a large project that had a sizable third party outsourcing content which resulted in a lower overall margin on the project than was typical for the Company.

February 10, 2010
Perceptron Announces Second Quarter Results For Fiscal Year 2010

Selling, general, and administrative (SG&A) expenses for the second quarter of fiscal year 2010 were approximately $511,000, or 11.4%, lower than in the second quarter of fiscal 2009.  The SG&A cost decline was primarily due to lower personnel related costs resulting from the cost reduction actions taken by the Company in the second half of fiscal 2009 and, to a lesser extent, lower advertising expenses.  The Euro was stronger against the dollar in the second quarter of fiscal 2010 than in the second quarter of fiscal 2009, and had the effect of increasing the comparative costs between the periods by approximately $120,000, or 2.7%.

For the six months ended December 31, 2009, SG&A expenses were $7.6 million compared to $9.0 million in the same six month period one year ago. The decrease of approximately $1.4 million, or 14.8%, was primarily due to lower personnel related costs and contract services costs from the Company’s cost reduction actions taken in January 2009.

Engineering, research and development expenses were $1.6 million in the quarter ended December 31, 2009 compared to $2.0 million in the second quarter a year ago.  The approximately $450,000 decrease was primarily due to lower personnel related costs resulting from the cost reduction actions taken by the Company in the second half of fiscal 2009.  Expenses were $3.3 million for the six months ended December 31, 2009 compared to $4.3 million for the six-month period a year ago.  The $1.0 million decrease was primarily the result of lower personnel related costs and, to a lesser extent, lower contract services cost.

Other income was $38,000 for the second quarter of fiscal 2010 compared to $526,000 in the second quarter of fiscal 2009.  $316,000 of the $488,000 difference was due to foreign currency expense of $34,000 this quarter versus $282,000 of foreign currency income in the quarter one year ago.  Interest income was also lower due to lower interest rates on a lower cash balance than in the second quarter of fiscal 2010.  Other income for the six month period ending December 31, 2009 was $305,000, a decrease of approximately $392,000 from the same six months one year ago.  The reason for the decline was primarily related to lower interest income of $346,000.

The Company’s balance sheet at December 31, 2009 continues to be strong.  As of December 31, 2009 the Company had $21.1 million in cash and short term investments, no debt, and shareholders’ equity of $55.1 million, or $6.19 per diluted share.  During the first six months of fiscal year 2010 the Company’s cash and short term investments balance declined by approximately $2.8 million, due primarily to losses from operations in recent quarters.

On January 29, 2010, Ram Re, the issuer of one of the Company’s preferred stock investments, initiated a tender offer for all of its outstanding preference shares at $25,000 per share, if the shares are tendered by February 11, 2010. The tender offer period remains open until February 26, 2010.  Shares tendered after February 11 and before February 26 will be paid at $20,000 per share.  Perceptron has tendered its shares.  Provided that the tender offer is accepted and closed, the Company expects to receive $925,000 which would result in a gain of approximately $200,000.

Harry T. Rittenour, President and Chief Executive Officer, remarked, "We are encouraged by the recent trends we have seen in our IBU business.  While still below our historical levels, we have now seen two quarters of IBU sales growth and IBU sales in the second quarter were the highest since the second quarter of fiscal year 2009.  IBU’s bookings and backlog were both at the highest levels they have been since the first quarter of fiscal year 2009.  In the United States, our sales quoting activity is continuing at a higher level than at any time since the economic downturn began in calendar year 2008.  In Europe, we received significant orders in the second quarter from a leading German automotive manufacturer to equip their facilities in Europe, China, and South America with our AutoGauge® system.  We also recently announced that, due to increasing sales in China, we moved to a larger office in Shanghai and are in the process of hiring additional engineers to support automated systems projects.”

February 10, 2010
Perceptron Announces Second Quarter Results For Fiscal Year 2010

Mr. Rittenour added, “We anticipate that our CBU business segment will begin growing again in the near future.  With the recent signing of two new strategic partners, we are actively working to finalize their product plans, develop the first of the new products to be introduced, and begin production.  We will discuss these activities further when our plans become finalized.”

Perceptron, Inc. will hold its second quarter earnings conference call/webcast chaired by Harry T. Rittenour, President and Chief Executive Officer, on Thursday, February 11th at 10:00 AM (EST). Investors can access the call at:
Webcast	http://www.visualwebcaster.com/event.asp?id=66048
Conference Call	866 226-1793 (domestic callers) or
416 340-2218 (international callers)
Conference ID 5474316

If you are unable to participate during the live webcast, the call will be digitally rebroadcast for seven days, beginning at 2:00 PM on Thursday, February 11, 2010.  You can access the rebroadcast by dialing 800 408-3053 (domestic callers) or 416 695-5800 (international callers) and entering the passcode 5474316.  A replay of the call will also be available on the Company’s website at www.perceptron.com for approximately one year following the call.

About Perceptron®
Perceptron develops, produces, and sells non-contact measurement and inspection solutions for industrial and commercial applications.  The Company’s IBU Products provide solutions for manufacturing process control as well as sensor and software technologies for non-contact measurement, scanning, and inspection applications.  Automotive and manufacturing companies throughout the world rely on Perceptron’s metrology solutions to help them manage their complex manufacturing processes to improve quality, shorten product launch times and reduce overall manufacturing costs. IBU also offers Value Added Services such as training and customer support services. Perceptron’s CBU develops and manufactures a variety of handheld visual inspection devices and add-on accessories that are sold to and marketed through strategic partners.  Headquartered in Plymouth, Michigan, Perceptron has approximately 220 employees worldwide, with operations in the United States, Germany, France, Spain, Brazil, Japan, Singapore, China and India.  For more information, please visit www.perceptron.com.

February 10, 2010
Perceptron Announces Second Quarter Results For Fiscal Year 2010

Safe Harbor Statement
Certain statements in this press release may be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, including the Company’s expectation as to its fiscal year 2010 and future new order bookings, revenue, expenses, income and backlog levels, trends affecting its future revenue levels, the rate of new orders, the timing of revenue and income from new products which we have recently released or have not yet released, and the timing of the introduction of new products.  When we use words such as “will,” “should,” “believes,” “expects,” “anticipates,” “estimates” or similar expressions, we are making forward-looking statements.  We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements.  While we believe that our forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements, which speak only as of the date made.  Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different.  Factors that might cause such a difference include, without limitation, the risks and uncertainties discussed from time to time in our reports filed with the Securities and Exchange Commission, including those listed in “Item 1A – Risk Factors” of the Company’s Annual Report on Form 10-K for fiscal 2009.  Other factors not currently anticipated by management may also materially and adversely affect our financial condition, liquidity or results of operations.  Except as required by applicable law, we do not undertake, and expressly disclaim, any obligation to publicly update or alter our statements whether as a result of new information, events or circumstances occurring after the date of this report or otherwise.  The Company's expectations regarding future bookings and revenues are projections developed by the Company based upon information from a number of sources, including, but not limited to, customer data and discussions.  These projections are subject to change based upon a wide variety of factors, a number of which are discussed above.  Certain of these new orders have been delayed in the past and could be delayed in the future.  Because the Company's Industrial Business Unit segment products are typically integrated into larger systems or lines, the timing of new orders is dependent on the timing of completion of the overall system or line.  In addition, because the Company's Industrial Business Unit segment products have shorter lead times than other components and are required later in the process, orders for the Company's Industrial Business Unit segment products tend to be issued later in the integration process.  The Company’s Commercial Business Unit segment products are subject to the timing of firm orders from its customers, which may change on a monthly basis.  In addition, because the Company’s Commercial Business Unit segment products require short lead times from firm order to delivery, the Company may purchase long lead time components before firm orders are in hand.  A significant portion of the Company’s projected revenues and net income depends upon the Company’s ability to successfully develop and introduce new products, expand into new geographic markets and successfully negotiate new sales or supply agreements with new customers.  Because a significant portion of the Company’s revenues are denominated in foreign currencies and are translated for financial reporting purposes into U.S. Dollars, the level of the Company’s reported net sales, operating profits and net income are affected by changes in currency exchange rates, principally between U.S. Dollars and Euros.  Currency exchange rates are subject to significant fluctuations, due to a number of factors beyond the control of the Company, including general economic conditions in the United States and other countries.  Because the Company’s expectations regarding future revenues, order bookings, backlog and operating results are based upon assumptions as to the levels of such currency exchange rates, actual results could differ materially from the Company’s expectations.

— Financial Tables Follow —

February 10, 2010
Perceptron Announces Second Quarter Results For Fiscal Year 2010

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(In Thousands Except Per Share Amounts)
(Unaudited)

Condensed Income Statements

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Net Sales	$11,751	$19,851	$22,564	$39,116
Cost of Sales	6,944	12,214	13,828	24,677
Gross Profit	4,807	7,637	8,736	14,439
Selling, General and Administrative Expense	3,966	4,477	7,630	8,960
Engineering, Research and Development Expense	1,554	2,008	3,283	4,309
Operating Income (Loss)	(713)	1,152	(2,177)	1,170
Interest Income, net	71	241	128	474
Foreign Currency and Other Income (Expense)	(33)	285	177	223
Income (Loss) Before Income Taxes	(675)	1,678	(1,872)	1,867
Income Tax Benefit (Expense)	261	(587)	645	(808)
Net Income (Loss)	$(414)	$1,091	$(1,227)	$1,059

Earnings (Loss) Per Share
Basic	$(0.05)	$0.12	$(0.14)	$0.12
Diluted	$(0.05)	$0.12	$(0.14)	$0.12

Weighted Average Common Shares Outstanding
Basic	8,902	8,851	8,895	8,849
Diluted	8,902	8,942	8,895	8,983

Condensed Balance Sheets

	December 31,	June 30,
	2009	2009
Cash and Cash Equivalents	$17,128	$22,654
Short-term Investments	3,987	1,241
Receivables, net	11,049	9,628
Inventories, net	10,448	10,005
Other Current Assets	3,766	5,199
Total Current Assets	46,378	48,727

Property and Equipment, net	6,100	6,537
Long-term Investments	2,192	2,192
Deferred Tax Asset	8,957	7,903
Total Non-Current Assets	17,249	16,632

Total Assets	$63,627	$65,359

Current Liabilities	$7,720	$8,894
Long-term Liabilities	765	765
Shareholders' Equity	55,142	55,700
Total Liabilities and Shareholders' Equity	$63,627	$65,359